EXHIBIT 10.3

OPERATIONAL BENEFITS AGREEMENT

THIS OPERATIONAL BENEFITS AGREEMENT (this “Agreement”) is made as of July 15, 2004 (the “Effective Date”), by and among (i) Golf Host Resorts, Inc., a Colorado corporation (“Borrower”), (ii) Golf Hosts, Inc., a Florida corporation (“Guarantor”), (iii) GTA-IB, LLC, a Florida limited liability company (“GTA-IB”), and (iv) Golf Trust of America, L.P., a Delaware limited partnership (“Lender”).  Borrower, Guarantor, GTA-IB and Lender shall collectively be referred to as the “Parties” or each individually, as a “Party”.

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understanding:

A.                                   On the Effective Date, the Parties and certain other parties, shall enter into a settlement agreement to resolve certain outstanding matters by and among such persons, as more particularly set forth therein (the “Settlement Agreement”);

B.                                     On the Effective Date, Borrower, GTA-IB, Chicago Title Insurance Company (the “Escrow Agent”) and certain other parties shall enter into a defense and escrow agreement, to establish Borrower and GTA-IB’s respective rights and obligations with respect to (i) the defense of the Lawsuits (defined below), and (ii) the use and distribution of proceeds from any sale of certain real property by Borrower, as more particularly set forth in such agreement (the “Defense and Escrow Agreement”) in conjunction with the Settlement Agreement;

C.                                     Borrower and other entities are currently defending those certain lawsuits filed by William J. and Harriet J. Ball, et al., on behalf of themselves and other similarly situated parties, in the Circuit Court for the Sixth Judicial Circuit in Pinellas County, Florida, Case Numbers 99-7532-CI-007 and/or 01-008582-CI-015 (the “Ball Claims”), and may in the future defend other claims which are brought (or could have been brought) against Borrower (including claims brought by intervenors in the same Lawsuit), and which derive from or relate to the same facts and circumstances as the Ball Claims (collectively, such additional claims are referred to as the “Related Claims,” each such claim is individually a “Related Claim”) (collectively the Ball Claims and the Related Claims, and any appeals thereof, are referred to as the “Lawsuits;” and each of the Ball Claims and the Related Claims, and any appeal thereof, is individually a “Lawsuit”);

D.                                    The settlement of the Lawsuits may require, among other things, the granting of certain operational benefits to those plaintiffs in the Lawsuits (or to those who have intervened or seek to intervene in one or more Lawsuits) (collectively, such plaintiffs and intervenors are referred to as the “Plaintiffs;” and each is individually a “Plaintiff”), subject to the settlement of the Lawsuits; and

E.                                      The items set forth on Attachment 1 attached hereto, together with the reasonable related costs associated with the granting of such items, are together defined as the “Operational Benefits.”

NOW THEREFORE, in consideration of the foregoing premises, the covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                       Operational Benefits.

1.1                                 Subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Sections 2 and 4 below, Borrower shall have the right to grant the Operational Benefits to a Plaintiff solely in the event that Borrower and a Plaintiff execute a complete and final settlement agreement, which provides for (i) the unconditional dismissal of a Lawsuit, any and all claims raised in or related to a Lawsuit, with prejudice, and (ii) the unconditional release of each of Guarantor, Borrower, GTA-IB, Lender, Golf Trust of America, Inc. (the “GTA Parent”) and their respective affiliates, officers, directors, shareholders, partners, members, successors, employees, and agents from any and all liability for claims raised in or related to a Lawsuit (such a settlement agreement, a “Lawsuit Settlement Agreement”).  Borrower may vary, in its good faith, reasonable discretion, which  of Operational Benefit 3, 4, 6, and/or 9 (as such Operational Benefits are defined in Attachment 1 hereto) are granted to each Plaintiff.  Borrower must offer to all Plaintiffs Operational Benefits 2, 5, 7 and 1 if its offers any of such Operational Benefits to any Plaintiff; provided, however, that with respect to Operational Benefit 1, Borrower shall use its good faith, reasonable efforts to only grant such benefit as may be necessary after diligent negotiations to finally conclude a Settlement Agreement.

1.2                                 The Operational Benefits granted by Borrower in accordance with the terms and conditions of this Agreement shall not:

(i)    be considered “Losses” under Section 10.3 of the Settlement Agreement as such term is defined therein;

(ii)   trigger any indemnity obligations of Borrower, including, without limitation, the obligations set forth in Section 5.1 of the Settlement Agreement;

(iii)   be considered an “economic cost” to GTA-IB or its affiliates under Section 2 (Defense of the Lawsuits; Participation by GTA) of the Defense and Escrow Agreement; and

(iv)  be taken into account, or in any way considered to be part of, any sums due or potentially due to GTA-IB (or/to GTA-IB’s designees) under Section 5 (Use and Disposition of Proceeds) of the Defense and Escrow Agreement.

1.3                                 For the purposes of calculating GTA-IB’s interest in the “Net Proceeds” under Section 5 of the Defense and Escrow Agreement, no amount shall be added to, or included in, GTA-IB’s interest in such Net Proceeds, by virtue of the Operational Benefits granted in accordance with the terms and conditions of this Agreement.

1.4                                 Notwithstanding anything to the contrary, GTA-IB and Lender shall have the right to decline to grant or revoke any Operational Benefit upon a judicial determination in accordance with Section 8 below: (i) that the grant of such Operational Benefit was granted by Borrower in violation of this Agreement; or (ii) in the event of a breach of the Settlement

Agreement and/or the Defense and Escrow Agreement by Borrower; provided, however, that Borrower shall have ten (10) days from receipt of notice from GTA-IB or Lender of such violation in (i) or breach in (ii) above to cure such violation or breach. This Section 1.4 shall survive the termination of this Agreement.

2.                                       Covenants of Borrower.

2.1                                 Notwithstanding anything to the contrary, Borrower (i) shall use its commercially reasonable good faith efforts to negotiate one or more complete and final settlements of the Lawsuits as described in Section 1.1 of this Agreement, requiring as few as possible Operational Benefits to be granted to the Plaintiffs with the most limited scope and extent as is reasonably practicable in the good faith, reasonable judgment of Borrower, and (ii) shall thoroughly consider in good faith the views of GTA-IB, Lender and their counsel regarding the granting (and the scope and extent of the grant) of any such Operational Benefits.

2.2                                 Borrower shall, to the extent that to do so would not waive an attorney-client privilege:

2.2.1                        keep GTA-IB regularly informed on a current basis on the status of the Lawsuits, including, without limitation, promptly providing GTA-IB (and its counsel) with copies of all pleadings filed or received and deposition transcripts produced in connection therewith and Borrower and its counsel shall be available to answer all questions of GTA-IB and its counsel relating to the Lawsuits;

2.2.2                        cause its counsel of record with respect to the Lawsuits, as well as any other counsel engaged by Borrower with respect to the defense of the Lawsuits to promptly and regularly (i) inform Peter T. Healy, Esq. and/or Michael Tubach, Esq. of O’Melveny & Myers LLP, counsel to GTA-IB (“OMM”) on a current basis on the status of the Lawsuits and any negotiations regarding the settlement thereof, and (ii) provide to OMM copies of all settlement proposals, correspondence and documents related thereto;

2.2.3                        give GTA-IB, Lender and OMM monthly written status reports regarding settlement discussions relating to the Lawsuits and allow GTA-IB, Lender and their counsel to observe (from time to time as is reasonably practicable) all such settlement discussions; and

2.2.4                        use commercially reasonable good faith efforts to enter into a joint defense agreement with GTA-IB and Lender in form and substance reasonably acceptable to such Parties to allow GTA-IB, Lender and their respective counsel to receive all copies of all pleadings, court documents, deposition transcripts, legal memoranda, settlement proposals and other information or documentation related to the Lawsuits, including, without limitation, all such privileged and work product information and documentation.

2.3                                 With respect to the provisions of Section 2.2 above, Borrower shall inform GTA-IB and its counsel in writing when it asserts such attorney-client privilege.

2.4                                 Borrower shall only grant, or have the power to grant, pursuant to this Agreement or otherwise, Operational Benefits contemporaneously with and subject to the Plaintiffs’ execution of a Lawsuit Settlement Agreement.

3.                                       Covenants of GTA-IB and Lender.  GTA-IB and Lender, at no cost to such Parties, shall reasonably cooperate and provide Borrower with documents necessary to the granting of the Operational Benefits in accordance with the terms and conditions in this Agreement.

4.                                       Conditions to GTA-IB’s and Lender’s Obligations; Suspension or Termination of Obligations.

4.1                                 Conditions to GTA-IB’s and Lender’s Obligations. GTA-IB’s and Lender’s requirement to consummate their respective obligations under this Agreement, and Borrower’s right to grant any Operational Benefits under this Agreement, shall be conditioned upon the following:

4.1.1                        each of Borrower, Guarantor, GH Management and Condo Owner (as defined in the Settlement Agreement), as applicable, shall have timely fulfilled their respective obligations under this Agreement, the Settlement Agreement and the Defense and Escrow Agreement, to the extent such obligations are then due;

4.1.2                        none of Borrower, Guarantor, GH Management or Condo Owner, as applicable, shall be in default under this Agreement, the Settlement Agreement or the Defense and Escrow Agreement (in each case, as determined in a final judicial determination); and

4.1.3                        GTA-IB and Lender shall have received a Lawsuit Settlement Agreement, executed by each of Borrower and a Plaintiff.

4.2                                 Suspension or Termination of Obligations. GTA-IB and Lender’s obligations under this Agreement shall be suspended and/or terminated upon the occurrence of the following:

4.2.1                        if, at any time, any of the conditions set forth in Section 4.1 above relating to monetary obligations of Borrower, Guarantor, GH Management and/or Condo Owner have not been met (or alleged not to have been met), in GTA-IB’s and/or Lender’s good faith, reasonable judgment and is asserted in writing to Borrower; or

4.2.2                        upon a final judicial determination that any of the conditions set forth in Section 4.1 above relating to non-monetary obligations of Borrower, Guarantor, GH Management and/or Condo Owner have not been met.

5.                                       Events of Default.  Each of the following shall be an event of default under this Agreement (each, an “Event of Default”):

5.1                                 if a Party to this Agreement fails to perform any of its obligations under this Agreement, and such Party fails to cure such default for a period of ten (10) days after a non-defaulting Party notifies the defaulting Party of such failure in writing; and

5.2                                 if any Party to this Agreement, GH Management or Condo Owner is in default under the Settlement Agreement and/or the Defense and Escrow Agreement.

6.                                       Termination.  This Agreement shall automatically terminate on the occurrence of any of the following:  (a) upon the disbursement by Escrow Agent of all of the Net Proceeds pursuant to Section 5 of the Defense and Escrow Agreement; (b) upon the termination of the Defense and Escrow Agreement; (c) upon the termination of the Settlement Agreement; or (d) upon an Event of Default; provided that the Lawsuits have been settled at such time.  However, in the case of an Event of Default by Borrower, GTA-IB and/or Lender may terminate this Agreement, subject to the procedures set forth in Sections 4.2 and 5 of this Agreement.

7.                                       Limits of Responsibility; Indemnity.

7.1                                 Indemnified Parties.  None of GTA-IB, Lender, the GTA Parent or any of their respective past, present or future partners, members, stockholders, officers, directors, employees, agents, attorneys, contractors, representatives, successors and assigns or any subsidiary, affiliate or parent of any of them, or any of their predecessors in interest (collectively, the “Indemnified Parties”) shall have any responsibility under this Agreement other than as specifically set forth in this Agreement, including, without limitation, any obligation to offer and/or grant any Operational Benefits or other right or benefits to any person or entity.  Notwithstanding anything to the contrary (including, without limitation, the provisions of the Settlement Agreement and Defense and Escrow Agreement), Borrower and Guarantor shall jointly and severally defend, reimburse, indemnify and hold harmless the Indemnified Parties from and against any and all expenses, losses, costs, damages, liabilities, demands, charges and claims of any nature whatsoever, actual or threatened (including, without limitation, reasonable attorneys’ fees), arising from or in respect of (i) any breach of this Agreement by Borrower or Guarantor, or (ii) any Operational Benefits offered or granted by (or on behalf of) Borrower in violation of the terms and/or conditions of this Agreement. This Section shall survive the termination of this Agreement.  Additionally, the Indemnified Parties shall indemnify and hold Borrower and Guarantor harmless from and against any and all expenses, losses, costs, damages, liabilities, demands and claims of any nature whatsoever, actual or threatened (including, without limitation, reasonable attorneys’ fees) arising from any breach of this Agreement by the Indemnified Parties.

7.2                                 Indemnity Limitation.  The indemnity obligations of the parties hereto and their respective affiliates shall solely be payable out of each Party’s respective share of Net Proceeds under Section 5.2(vii) “Seventh” of the Defense and Escrow Agreement.

8.                                       Remedies.  The Parties hereto agree that money damages would not be an adequate remedy for any actual or threatened breach of this Agreement by a non-defaulting Party and that each non-defaulting Party shall be entitled as a non-exclusive remedy to equitable relief, including, without limitation, injunctions (temporary and permanent) and specific performance, as a remedy for any such breach and the defaulting Party or Parties hereby agree to waive any requirement for the securing or posting of any bond in connection with the non-defaulting Parties’ pursuit of any of such remedies.  Such remedies shall not be deemed to be the exclusive remedies for a breach by a non-defaulting Party of this Agreement (or any part thereof) but shall be in addition to all other rights and remedies otherwise available at law or equity to a non-

defaulting Party.  If, in the event of litigation relating to this Agreement among the Parties, a court of competent jurisdiction determines in a final, non-appealable order that this Agreement has been breached by any Party, then the breaching Party or Parties shall be liable for and pay to the non-breaching Party or Parties its costs and expenses (including, without limitation, the reasonable legal fees and expenses) incurred in connection with all such litigation.

9.                                       Notices.  All notices required hereunder shall be in writing and delivered or mailed (by registered or certified mail, return receipt requested and postage prepaid), addressed to the respective Parties as set forth below:

If to Lender and/or GTA-IB:

Golf Trust of America, L.P.

14 North Adger’s Wharf

Charleston, South Carolina  29401

Tel.:                         (803) 723-4653

Fax:                           (803) 723-0479

Attn:                    Mr. W. Bradley Blair, II

Copy to:

O’Melveny & Myers LLP

Embarcadero Center West

275 Battery Street, Suite 2600

San Francisco, California  94111

Attn:                    Peter T. Healy, Esq.

Tel.:                         (415) 984-8833

Fax:                           (415) 984-8701

If to Borrower and/or Guarantor:

Golf Host Resorts, Inc.

591 West Putnam Avenue

Greenwich, Connecticut  06830

Attn:                    Mr. Merrick R. Kleeman

Tel.:                         (203) 422-7710

Fax:                           (203) 422-7810

Copies to:

Dechert LLP

90 State House Square

Hartford, Connecticut  06103

Attn:                    John J. Gillies, Jr., Esq.

Tel.:                         (860) 524-3938

Fax:                           (860) 524-3930

and

Rinaldi, Finkelstein & Franklin

591 West Putnam Avenue

Greenwich, Connecticut  06830

Attn:                    Steven Finkelstein, Esq.

Tel.:                         (203) 422-7767

Fax:                           (203) 422-7867

10.                                 Construction.  The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement, and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any document executed and delivered by either Party in connection with the transactions contemplated by this Agreement.  The captions in this Agreement are for convenience or reference only and shall not be used to interpret this Agreement.

11.                                 Terms Generally.  The defined terms in this Agreement shall apply equally to both the singular and the plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “person” includes individuals, corporations, partnerships, trusts, other legal entities, organizations and associations, and any government or governmental agency or authority.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “approval,” “consent” and “notice” shall be deemed to be preceded by the word “written.”

12.                                 Confidentiality.  Except with respect to Section 19, the Parties shall keep the existence of, and the terms and conditions of this Agreement, strictly confidential, except as follows: (i) such disclosures as are necessary to consummate the transactions (including negotiations and discussions with respect to the settlement of the Lawsuits) contemplated hereunder; (ii) such internal disclosures, disclosures to attorneys, accountants, advisors and servicers, and disclosures to investors and rating agencies as are required by the respective Parties’ operating policies and procedures and as may be required by the Securities and Exchange Commission; and (iii) such disclosures as are required by law, including pursuant to the service of judicial process.  The Parties acknowledge that this provision constitutes material consideration for their respective obligations hereunder, and the breach thereof may result in irreparable injury to a Party, entitling such Party to specific performance of the terms hereof.

13.                                 Waivers.  No waiver of any provision of this Agreement or any breach of this Agreement shall be effective unless such waiver is in writing and signed by the waiving Party, and any such waiver shall not be deemed a waiver of any other provision of this Agreement or any other or subsequent breach of this Agreement.

14.                                 Applicable Law.  This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware, without regard to conflicts of law doctrines.  Any action or proceeding arising from or relating to this Agreement shall be brought in the State of Delaware, and each party irrevocably submits to the jurisdiction and venue of any such court in any such action or proceeding.

15.                                 No Personal Liability.  In no event, and notwithstanding anything contained herein or elsewhere, shall any of the respective past, present or future officers, directors, managers, partners, members, stockholders, employees, representatives, trustees, advisors, attorneys or other agents of each of Borrower, Guarantor, GTA-IB, Lender and/or the GTA Parent (or any of their respective affiliates) be personally liable under or in connection with this Agreement, the Defense and Escrow Agreement the Joint Defense Agreement or the Settlement Agreement whatsoever.  Each of the parties to this Agreement, the Defense and Escrow Agreement or the Settlement Agreement, and each of such parties’ respective successors and assigns does hereby waive any such personal liability or any right to make such a claim against any of the others.

16.                                 Severability.  If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

17.                                 Entire Agreement.  This Agreement constitutes the entire and final agreement among the Parties with respect to matters set forth herein and there are no agreements, understandings, warranties, or representations among the Parties, with respect thereto except as set forth herein.

18.                                 Miscellaneous.  Attachment 1 to this Agreement is hereby incorporated by reference in this Agreement in its entirety.  In addition, this Agreement (i) shall benefit and bind the Parties and their respective representatives, successors and assigns, (ii) may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same Agreement, and (iii) may not be amended or modified except by a written instrument signed by all the Parties hereto.

19.                                 Attorneys’ Fees and Costs.  In the event of any dispute between the Parties hereto in connection with this Agreement, the prevailing Party or Parties in any judicial action or arbitration shall be entitled to reasonable attorneys’ fees and costs.

20.                                 Further Assurances.  The Parties hereto agree that they shall take such actions as the other may reasonably request from time to time in order to implement the specific provisions of this Agreement; provided, however, nothing herein shall expand or modify the obligations of any of the Parties hereto.

[Signatures commence on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

“BORROWER”

GOLF HOST RESORTS, INC.,
a Colorado corporation

By:	/s/ Merrick Kleeman
Name: Merrick Kleeman
Title: President

“GUARANTOR”

GOLF HOSTS, INC.,
a Florida corporation

By:	/s/ Merrick Kleeman
Name: Merrick Kleeman
Title: President

“GTA-IB”

GTA-IB, LLC,
a Florida limited liability company

By:	/s/ W. Bradley Blair, II

	By:	/s/ W. Bradley Blair, II
Name: W. Bradley Blair, II
Title: President

“LENDER”

GOLF TRUST OF AMERICA, L.P.,
a Delaware limited partnership

By:	GTA GP, Inc., a Maryland corporation, its general partner

By:	/s/ W. Bradley Blair, II
Name: W. Bradley Blair, II
Title: President